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                                                                    EXHIBIT 23.1





                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated April 20, 1998, relating to the financial statements of Eclipsys Corporation, which appears in such Prospectus. We also consent to the application of such report to the Financial Statement Schedules for the years ended December 31, 1997 and 1996 listed under Item 16(b) of this Registration Statement when such schedules are read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included these schedules. We also consent to the references to us under the heading "Experts" in such Prospectus.




Price Waterhouse LLP

Atlanta, Georgia
June 3, 1998